Exhibit 10.1

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT AND
AMENDMENT TO CERTAIN OTHER LOAN DOCUMENTS

This Second Amendment to Third Amended and Restated Loan and Security Agreement and Amendment to Certain Other Loan Documents (this “Amendment”) is made as of May 23, 2014 by and among:

AEROPOSTALE, INC., a Delaware corporation (the “Borrower”);

The other GUARANTORS party hereto (the “Guarantors”);

The LENDERS party hereto; and

BANK OF AMERICA, N.A., as agent (in such capacity, the “Agent”) for the ratable benefit of the Credit Parties (as defined in the Loan Agreement referred to below);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Third Amended and Restated Loan and Security Agreement, dated as of September 22, 2011 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among (i) the Borrower, (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) the Agent;

WHEREAS, the Borrower has advised the Agent that it intends to incur certain additional Indebtedness, which, without the Required Consent, would violate the provisions of the Loan Agreement;

WHERAS, the Borrower has requested that the Lenders grant the Required Consent to the Borrower’s incurring such additional Indebtedness;

WHEREAS, the Lenders have so agreed to grant the Required Consent to the Borrower’s incurring such additional Indebtedness, but on the terms and conditions set forth in this Amendment; and

WHEREAS, the parties hereto have agreed to amend certain provisions of the Loan Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Loan Agreement (as amended hereby) unless otherwise defined herein.

2.	Amendments to Loan Agreement.

(a)	Article 1 of the Loan Agreement is hereby amended as follows:

(i)	By amending the definition of “Copyrights” by deleting the phrase “listed in Loan Party annexed hereto” therefrom in its entirety and substituting in its stead the phrase “listed in EXHIBIT 4-4 annexed hereto”.

(ii)	By amending the definition of “Guarantor” by adding the following new sentence at the end thereof:

Notwithstanding the foregoing or any provision of any Loan Document to the contrary, each Subsidiary of the Borrower that is a Guarantor under the Term Loan Agreement shall be a Guarantor hereunder.

(iii)	By amending the definition of “Loan Documents” by adding the phrase “, the Intercreditor Agreement” immediately following the phrase “Confirmation Agreement” therein.

(iv)	By amending the definition of “Material Contracts” by adding the following new sentence at the end thereof:

For the avoidance of doubt, the Sourcing Agreement and the Series B Documents shall constitute “Material Contracts” solely for all purposes hereunder.

(v)	By amending the definition of “Material Indebtedness” by adding the following new sentence at the end thereof:

Notwithstanding anything to the contrary, the Indebtedness owing in respect of the Term Loans shall constitute “Material Indebtedness” for all purposes hereunder.

(vi)	By amending clause (d) of the definition of “Permitted Acquisition” by deleting the phrase “$10,000,00.00” therefrom in its entirety and substituting in its stead the phrase “$10,000,000.00”.

(vii)	By inserting the following new definitions in their respective alphabetical order:

(1)	“ABL Priority Collateral”: has the meaning given that term in the Intercreditor Agreement.

(2)	“Certificate of Designation”: that certain Certificate of Designation of Preferences of Series B Convertible Preferred Stock of Aeropostale, Inc., dated as of the Second Amendment Effective Date, as amended or modified from time to time in accordance with its terms and the terms hereof.

(3)	“Excluded Assets”: (a) all leasehold real property including Leases, (b) all fee-owned real property with a fair market value of less than $2,000,000.00, (c) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties, but only to the extent no such consent has been obtained, (d) the capital stock of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities, (e) margin stock, (f) security interests in the stock of any Foreign Subsidiary of the Borrower and the assets of any Foreign Subsidiary of the Borrowers, in each case to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower; provided that no more than 35% of the voting stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company owned directly by a Loan Party or any Foreign Subsidiary Holding Company shall be an Excluded Asset and none of the non-voting stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company owned directly by a Loan Party or Foreign Subsidiary Holding Company shall be an Excluded Asset, (g) any property and assets the pledge of which would require governmental consent, approval, license or authorization, but only to the extent that such consent, approval, license or authorization has not been obtained, (h) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (i) leases or licenses and rights thereunder to the extent of enforceable anti-assignment provisions contained therein which have not been waived (in each case after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law); provided, that, (i) Excluded Assets shall not include, any proceeds of any of the foregoing (unless such proceeds would otherwise constitute Excluded Assets), and (ii) any item of the foregoing that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be an Excluded Asset; provided, further, that no asset shall constitute an “Excluded Asset” if the same constitutes collateral under the Term Loan Documents.

(4)	“Fidelity Accounts”: means, collectively, (i) account number 00702982489 in the name of AWI and maintained at Fidelity Investments Institutional Operations Company, Inc., and (ii) account number 00702978677 in the name of the Borrower and maintained at Fidelity Investments Institutional Operations Company, Inc., in each case together with any successor account therefor. “Fidelity Account” shall mean any one of the foregoing.

(5)	“Foreign Subsidiary”: as defined in the Term Loan Agreement as in effect as of the Second Amendment Effective Date.

(6)	“Foreign Subsidiary Holding Company”: as defined in the Term Loan Agreement as in effect as of the Second Amendment Effective Date.

(7)	“Immaterial Subsidiary”: as defined in the Term Loan Agreement as in effect as of the Second Amendment Effective Date.

(8)	“Investor Rights Agreement”: that certain Investor Rights Agreement, dated as of the Second Amendment Effective Date, by and between the Term Loan Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.

(9)	“Intercreditor Agreement”: means that certain Intercreditor Agreement dated as of the Second Amendment Effective Date by and among the Agent, the Term Loan Agent and the Loan Parties. For avoidance of doubt, the Intercreditor Agreement is a Loan Document.

(10)	“Net Cash Proceeds”: means with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received from time to time (whether as initial consideration or through the payment of deferred consideration but only as and when received) by or on behalf of Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by any Lien permitted under this Agreement on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents, and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are paid to Agent as a prepayment of the Liabilities in accordance with this Agreement at such time when such amounts are no longer required to be set aside as such a reserve and (v) in the case of a sale, transfer or other disposition of any Term Priority Collateral (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments or prepayments required to be made as a result of such event to repay Indebtedness under the Term Loan Documents in accordance with the Intercreditor Agreement and the terms of the Term Loan Agreement.

(11)	“Permitted Refinancing”: means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Event of Default of the type described in Sections 10-1, 10-2, 10-3, 10-5, 10-7, 10-8, 10-12, 10-13 or 10-20 shall have occurred and be continuing. Notwithstanding the foregoing, any amendment, restatement, supplement, replacement, extension, consolidation, restructuring, or modification of the Term Loan Documents to effect a Refinancing of the Term Loans, to the extent the same complies with terms and conditions of the Intercreditor Agreement (including, without limitation, Sections 5.2(b) and 5.2(c) thereof), shall constitute a Permitted Refinancing of the Term Loans.

(12)	“Registration Rights Agreement”: that certain Registration Rights Agreement, dated as of the Second Amendment Effective Date, by and between the Term Loan Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.

(13)	“Second Amendment Effective Date”: means May 23, 2014.

(14)	“Series B Documents”: means, collectively, (i) the Stock Purchase Agreement, (ii) the Investor Rights Agreement, (iii) the Registration Rights Agreement, (iv) the Certificate of Designation, and (v) the other documents, instruments and agreements executed and delivered in connection therewith.

(15)	“Sourcing Agreement”: means that certain Sourcing Agreement dated as of the Second Amendment Effective Date by and between Aeropostale Procurement Company, Inc. as “Principal” and TSAM (Delaware) LLC (d/b/a MGF Sourcing US, LLC) as “Agent”.

(16)	“Stock Purchase Agreement”: that certain Stock Purchase Agreement, dated as of the Second Amendment Effective Date, by and between the Term Loan Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.

(17)	“Term Loan Agent”: means AERO Investors LLC, Delaware limited liability company and an affiliate of Sycamore Partners Management, L.L.C.

(18)	“Term Loan Agreement”: means that certain Loan and Security Agreement dated as of the Second Amendment Effective Date, by and among the Borrower, certain guarantors from time to time party thereto, the lenders party thereto, and the Term Loan Agent, as amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

(19)	“Term Loan Documents”: means the Term Loan Agreement and the other “Loan Documents” as such term is defined in the Term Loan Agreement, as such Term Loan Documents may be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

(20)	“Term Loan Proceeds Account”: means a Deposit Account maintained with Bank of America, N.A. which is subject to a blocked account agreement among Bank of America, N.A., the Borrower and the Term Loan Agent, into which the proceeds of the Term Loan shall be deposited on the Second Amendment Effective Date.

(21)	“Term Loans”: means, collectively, the Tranche A Term Loan Facility and the Tranche B Term Loan Facility.

(22)	“Term Priority Collateral”: has the meaning given that term in the Intercreditor Agreement.

(23)	“Tranche A Term Loan Facility”: means that certain Tranche A Term Loan Facility in the aggregate principal amount of $100,000,000 funded pursuant to the Term Loan Agreement.

(24)	“Tranche B Term Loan Facility”: means that certain Tranche B Term Loan Facility in the aggregate principal amount of $50,000,000 funded pursuant to the Term Loan Agreement.

(b)	Section 2 of the Loan Agreement is hereby amended as follows:

(i)	Section 2-5 Loan Requests is hereby amended by adding the following as a new subparagraph (i)(vi):

(vi)               From and after the Second Amendment Effective Date, in the case of a borrowing under the Revolving Credit or the FILO Facility, all of the proceeds of the Term Loans shall have been utilized by the Borrower for the purposes set forth in Sections 2-1(a)(ii) and 2-1(b)(ii) of the Term Loan Agreement.

(ii)	Section 2-9(b) Payment of The Loan Account is hereby amended by adding the following as a new subparagraph (b)(iii):

(iii)               (a) Within 10 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions described in Section 4-12(d)(i), (iv) and (v), as to which Section 7-4 shall apply), Borrower shall prepay the outstanding principal amount of the Loan Account in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that no such prepayment shall be required unless and until the aggregate Net Cash Proceeds received during any fiscal year of the Borrower from such asset dispositions exceeds $2,000,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2-9(b)(iii)); provided further that, so long as (A) no Suspension Event or Event of Default shall have occurred and be continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which Agent has a perfected security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 365 days after the initial receipt of such monies (or if the Loan Parties have committed to reinvest such Net Cash Proceeds within such 365 day period, reinvestment within 180 days following such 365 day period, the foregoing period being referred to herein as the “Reinvestment Period”), then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, all amounts remaining in the deposit account referred to in clause (C) above shall be paid to Agent and applied to the Loan Account; provided that no Loan Party or any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make any such replacements, purchases or construction in excess of $10,000,000.00 in any given fiscal year; provided further that, so long as the Term Loan Agreement remains in effect, any Net Cash Proceeds arising from any such asset sale consisting of Term Priority Collateral shall be exempt from the requirement for prepayment under this Section 2.9(b)(iii); provided further that, notwithstanding the foregoing, if a Cash Dominion Event is continuing, the reinvestment rights set forth above with respect to such Net Cash Proceeds shall not apply; provided further that if a Cash Dominion Event shall occur and be continuing during the Reinvestment Period, all Net Cash Proceeds shall be immediately remitted to the Agent for application to the Loans and cash collateralizing of the L/Cs as though no Reinvestment Period were permitted; and

(b)                after the occurrence and during the continuance of an Event of Default, Borrower shall cash collateralize the Stated Amount of all outstanding L/Cs in an amount equal to the Net Cash Proceeds from ABL Priority Collateral (and from all other Collateral, if the Term Loans have been paid in full or such proceeds of such other Collateral thereof are not then required to be paid to the Term Loan Agent pursuant to the Term Loan Agreement and the Intercreditor Agreement) received by a Loan Party on account of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions described in Section 4-12(d)(i), (iv) and (v), as to which Section 7-4 shall apply) and otherwise in the manner described for cash collateralizing in Section 2-19, but in no event in an amount greater than 103% of the Stated Amount of all outstanding L/Cs.

(c)	Section 4 of the Loan Agreement is hereby amended as follows:

(i)	Section 4-6 Title to Assets is hereby amended by inserting the following as new subparagraphs (xix) and (xx):

(xix)             Encumbrances on the Loan Parties’ assets which secure the Term Loans (or any Permitted Refinancing thereof), in each case to the extent permitted by and subject to the terms of the Intercreditor Agreement.

(xx)               Encumbrances on the interest of non-Loan Party lessors under Leases.

(ii)	Section 4-7 Indebtedness is hereby amended by deleting subclause (e) in its entirety, and substituting the following in its stead:

(e)                Indebtedness created under the Term Loan Documents (or any Permitted Refinancing thereof), in each case subject to the terms of the Intercreditor Agreement.

(f)                  Other Indebtedness not to exceed $10,000,000.00 outstanding at any time.

(iii)	Section 4-26 Prepayments of Indebtedness is hereby amended by deleting subclause (d) in its entirety, and substituting the following in its stead:

(d)                Permitted Refinancings of Indebtedness to the extent permitted under this Agreement; and

(e)               (i) regularly scheduled interest payments (including, without limitation, non-cash payments of interest in kind or otherwise through additions to principal) and payment of fees, expenses and indemnification obligations, in each case in respect of the Term Loans, (ii) Permitted Refinancings of the Term Loans, and (iii) scheduled or mandatory prepayments of Indebtedness as and when due under the Term Loan Documents.

(iv)	Section 4-28 Labor Matters is hereby amended by deleting the phrase “Schedule 4-28” therefrom in its entirety and substituting in its stead the phrase “EXHIBIT 4-28”.

(v)	Section 4-29 Restricted Payments is hereby amended by adding the following new subparagraph (d) at the end thereof:

(d)                the Loan Parties may make declare and make Restricted Payments as and to the extent required by the Series B Documents; provided that the foregoing shall not be deemed to permit any cash dividends on account of the Series B Preferred Stock (as defined in the Stock Purchase Agreement) or any other equity interests issued in exchange therefor; and

(vi)	Section 4-34 Amendment of Material Documents is hereby amended by inserting the following provision at the end thereof:

Without limiting the foregoing, the Loan Parties shall not amend or modify the provisions of the Term Loan Documents if such amendment or modification would violate the Intercreditor Agreement.

(d)	Section 5 of the Loan Agreement is hereby amended as follows:

(i)	Section 5-1 Maintain Records is hereby amended by deleting the word “Lender” from clause (d) thereof and substituting in its stead the word “Agent”.

(ii)	Section 5-3 Prompt Notices to Agent is hereby amended by inserting the following provision at the end thereof:

(xi)               (x) The occurrence of any “Suspension Event” or “Event of Default” under the Term Loan Agreement or any default or breach under any other Material Contract, (y) any proposed amendment to any of the Term Loan Documents, the Sourcing Agreement or the Series B Documents, and (z) without waiving the Loan Parties’ obligations hereunder with respect to any such amendments described in the foregoing clause (y), upon the effectiveness of such amendments, the Borrower shall provide Agent with true and complete copies of such amendments.

(iii)	Section 5-6 Monthly Reports is hereby deleted in its entirety and the following new Section 5-6 is substituted in its place:

5-6.              Monthly Reports.

(a)            Within thirty (30) days following the end of each of the Borrower’s fiscal months, the Borrower shall provide the Agent with original counterparts of an internally prepared financial statement of the Loan Parties’ financial condition and the results of their respective operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a “consolidated” basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan, and management’s analysis and discussion of the operating results reflected therein. At Agent’s request, Borrower shall provide the Agent with copies of the bank statements issued by Fidelity with respect to each Fidelity Account for the immediately preceding month.

(b)            The Borrower shall deliver to the Agent, within thirty (30) days after the end of Borrower’s fiscal month, a duly completed compliance certificate signed by a Responsible Officer of the Borrower which (among other things) includes certifications (i) that no Suspension Event or Event of Default exists or, if any such Suspension Event or Event of Default shall exist, stating the nature and status of such event, (ii) that the aggregate balance in the Fidelity Accounts did or did not exceed $3,000,000.00 at any time during such fiscal month, and (iii) as to the identities of the Immaterial Subsidiaries as of the end of such fiscal month.

(e)	Section 7 of the Loan Agreement is hereby amended as follows:

(i)	Section 7-1 Depository Accounts is hereby amended by adding the following as new paragraphs (d) and (e) thereto:

(d)               Notwithstanding the foregoing paragraphs (a) through (c) above,  the Borrower shall have no obligation to enter into a Blocked Account Agreement with respect to any Fidelity Account unless at such time a Cash Dominion Event has occurred and is continuing, the aggregate balance in the Fidelity Accounts equals or exceeds $3,000,000.00.

(e)               For the avoidance of doubt, (i) the Term Loan Proceeds Account shall hold only proceeds of the Term Loan, (ii) such proceeds shall be retained in the Term Loan Proceeds Account except to the extent used solely for working capital and general corporate purposes of the Borrower and to pay transaction fees and expenses in connection with the Term Loans, all solely to the extent permitted by this Agreement, and (iii) and the Loan Parties shall make no deposits into the Term Loan Proceeds Account except on the Second Amendment Effective Date. Within seven (7) days following the termination of the No ABL Borrowing Period (as defined in the Intercreditor Agreement), the Borrowers shall deliver to the Agent, in form and substance reasonably satisfactory to the Agent, evidence that the Term Loan Proceeds Account has been closed.

(ii)	Section 7-4(b) Proceeds and Collection of Accounts is hereby amended by adding the following as a new subparagraph (iii) thereto:

(iii)               all Net Cash Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any disposition described in Section 2-9(b)(iii), solely to the extent arising out of ABL Priority Collateral (and from all other Collateral, if the Term Loans have been paid in full or such proceeds of such other Collateral thereof are not then required to be paid to the Term Loan Agent pursuant to the Term Loan Agreement and the Intercreditor Agreement).

(f)	Section 8 of the Loan Agreement is hereby amended as follows:

(i)	Section 8-1 Grant of Security Interest is hereby deleted in its entirety and the following new Section 8-1 is substituted in its place:

8-1.              Grant of Security Interest. To secure the Borrower’s prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Agent, for the ratable benefit of itself and the other Credit Parties, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of itself and the other Credit Parties, all of the assets of the Borrower, including the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)            All Accounts and Accounts Receivable;

(b)            All Inventory;

(c)            All General Intangibles, including, without limitation, (i) all Intellectual Property, and (ii) all Payment Intangibles;

(d)            All Equipment;

(e)            All Goods;

(f)            All Fixtures;

(g)            All Chattel Paper;

(h)            All Letter of Credit Rights;

(i)            All Supporting Obligations;

(j)            All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property;

(k)            All Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described in Section 12 of that certain Perfection Certificate dated as of the Second Amendment Effective Date by the Loan Parties in favor of the Agent and the Term Loan Agent, among others;

(l)            All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates pertaining to any of the items described in the foregoing clauses (a) through (k);

(m)            All liens, guaranties, rights, remedies, and privileges pertaining to any of the items described in the foregoing clauses (a) through (l), including the right of stoppage in transit; and

(n)            All books, records, and information pertaining to any of the items described in the foregoing clauses (a) through (m) and/or to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained;

provided that, the Collateral shall not include Excluded Assets.

(ii)	Section 8 of the Loan Agreement is hereby amended by adding the following as a new subsection 8-4:

8-4 Certain Perfection Actions. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to perfect any security interest to the Agent in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined and agreed in writing by the Borrower and the Agent, (ii) of any actions with respect to assets located outside of the United States, (iii) such Collateral consists of vehicles or other assets subject to certificates of title, or (iv) assets consisting of letter-of-credit rights not constituting ABL Priority Collateral to the extent not perfected by the filing of a Form UCC-1 financing statement. Notwithstanding the foregoing or any other provision in any Loan Document to the contrary, all assets included as “Collateral” under the Term Loan Documents shall be included as “Collateral” hereunder and under the other Loan Documents.

(g)	Section 10 of the Loan Agreement is hereby amended by adding the following as a new subsection 10-21:

10-21            Intercreditor Agreement. (i) The Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the obligations under the Term Loan Agreement; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Agreement, (B) that the Intercreditor Agreement exists for the benefit of the Agent and the other Credit Parties or (C) that all payments of principal of or premium and interest on the obligations under the Term Loan Agreement, or realized from the liquidation of any property of any Loan Party, shall be subject to the Intercreditor Agreement.

(h)	Section 11 of the Loan Agreement is hereby amended by adding the following as a new subsection 11-8:

11-8 Intercreditor Agreement. The Agent’s Rights and Remedies are subject to the terms and conditions of the Intercreditor Agreement.

(i)	The Loan Agreement is hereby amended by deleting each of the following Exhibits therefrom in its entirety and substituting in its stead the corresponding form of Exhibit attached hereto as Exhibit A: 4-2 (Related Entities); 4-4 (Intellectual Property); 4-8 (Insurance Policies); and 4-31 (Material Contracts). Any reference in the Loan Agreement to an Exhibit replaced hereby disclosing the information set forth therein “as of the First Amendment Effective Date” or words to similar effect shall be deemed to refer to the information set forth in such replacement Exhibit “as of the Second Amendment Effective Date”.

3.	Amendments to Security Agreement. That certain Amended and Restated Security Agreement dated as of November 13, 2007 (as amended, restated, supplemented or otherwise modified (including pursuant to the Joinder Agreements referred to below) and in effect from time to time, the “Security Agreement”) by and among AW, Jimmy’Z, AGC and the Agent, to which (i) Aeropostale Procurement Company, Inc., Aeropostale Licensing, Inc. and P.S. from Aeropostale, Inc. joined as Guarantors pursuant to that certain Joinder, Confirmation and Amendment of Ancillary Loan Documents dated as of September 22, 2011 (the “2011 Joinder Agreement”), and (ii) GoJane LLC joined as a Guarantor pursuant to that certain Joinder and First Amendment to Third Amended and Restated Loan and Security Agreement and Amendment to Certain Other Loan Documents dated as of February 21, 2014 (the “2014 Joinder Agreement”, and together with the 2011 Joinder Agreement, collectively, the “Joinder Agreements”), is hereby amended as follows:

(a)	Article 2 of the Security Agreement is hereby amended as follows:

(i)	Section 2-1 Grant of Security Interest is hereby deleted in its entirety and the following new Section 2-1 is substituted in its place:

2-1.             Grant of Security Interest. To secure each Guarantor’s prompt, punctual, and faithful performance of all and each of the Liabilities, each Guarantor hereby grants to the Agent, for the ratable benefit of itself and the other Credit Parties, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of itself and the other Credit Parties, all of the assets of such Guarantor, including the following, and each item thereof, whether now owned or now due, or in which such Guarantor has an interest, or hereafter acquired, arising, or to become due, or in which such Guarantor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)            All Accounts and Accounts Receivable;

(b)            All Inventory;

(c)            All General Intangibles, including, without limitation, (i) all Intellectual Property, and (ii) all Payment Intangibles;

(d)            All Equipment;

(e)            All Goods;

(f)            All Fixtures;

(g)            All Chattel Paper;

(h)            All Letter of Credit Rights;

(i)            All Supporting Obligations;

(j)            All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property;

(k)            All Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described in Section 12 of that certain Perfection Certificate dated as of the Second Amendment Effective Date by the Loan Parties in favor of the Agent and the Term Loan Agent, among others;

(l)            All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates pertaining to any of the items described in the foregoing clauses (a) through (k);

(m)            All liens, guaranties, rights, remedies, and privileges pertaining to any of the items described in the foregoing clauses (a) through (l), including the right of stoppage in transit; and

(n)            All books, records, and information pertaining to any of the items described in the foregoing clauses (a) through (m) and/or to the operation of such Guarantor’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained;

provided that, the Collateral shall not include Excluded Assets (as defined in the Loan Agreement).

(ii)	Section 2 of the Security Agreement is hereby amended by adding the following as a new subsection 2-3:

8-4 Certain Perfection Actions. Notwithstanding anything to the contrary contained herein, no Guarantor shall be required to perfect any security interest to the Agent in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined and agreed in writing by the Borrower and the Agent, (ii) of any actions with respect to assets located outside of the United States, (iii) such Collateral consists of vehicles or other assets subject to certificates of title, or (iv) assets consisting of letter-of-credit rights not constituting ABL Priority Collateral to the extent not perfected by the filing of a Form UCC-1 financing statement. Notwithstanding the foregoing or any other provision in any Loan Document to the contrary, all assets included as “Collateral” under the Term Loan Documents shall be included as “Collateral” hereunder and under the other Loan Documents.

(b)	The Security Agreement is hereby amended by deleting each of the following Exhibits therefrom and substituting in its stead the corresponding form of Exhibit annexed hereto as Exhibit B: 4-2 (Related Entities); and 4-8 (Insurance Policies).

4.	Amendments to Trademark Security Agreement. That certain Second Amended and Restated Trademark and Trademark Applications Security Agreement dated as of February 21, 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Trademark Security Agreement”), by and among the Loan Parties and the Agent, is hereby amended as follows:

(a)	By adding the following new sentence at the end of Section 2 thereof:

Notwithstanding anything to the contrary, the TM Collateral shall not include any Excluded Assets.

(b)	By deleting Exhibit A thereto and substituting in its stead the form of Exhibit A annexed hereto as Exhibit C.

5.	Ratification of Loan Documents. Except as otherwise expressly provided herein, all terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm that all representations and warranties of the Loan Parties contained in the Loan Agreement and each other Loan Document are true and correct in all material respects (except to the extent that any such representation and warranty is already qualified by materiality, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent that any such representation and warranty is already qualified by materiality, in which case such representation and warranty is true and correct in all respects) as of such earlier date. The Guarantors hereby acknowledge, confirm and agree that the Liabilities of the Guarantors under, and as defined in, the Guaranty include, without limitation, all Liabilities of the Loan Parties at any time and from time to time outstanding under the Loan Agreement and the other Loan Documents, as such Liabilities have been amended pursuant to this Amendment. The Loan Parties hereby (i) ratify, confirm, and reaffirm the grant of security interest in the Collateral provided in the Loan Agreement and the other Loan Documents (as amended hereby), and (ii) acknowledge, confirm and agree that the Loan Documents and any and all Collateral previously pledged to the Agent, for the benefit of the Credit Parties, pursuant thereto, shall continue to secure all applicable Liabilities of the Loan Parties at any time and from time to time outstanding under the Loan Agreement and the other Loan Documents, as such Liabilities have been amended pursuant to this Amendment.

6.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled or waived to the reasonable satisfaction of the Agent:

(a)	The Agent shall have received counterparts of this Amendment duly executed and delivered by each of the parties hereto.

(b)	The Agent shall have received true and complete copies of the Term Loan Documents, the Sourcing Agreement and the Series B Documents.

(c)	The Term Loans shall have closed on the terms and conditions set forth in the Term Loan Documents.

(d)	The Agent, the Term Loan Agent and the Loan Parties shall have executed and delivered the Intercreditor Agreement.

(e)	The Agent shall have received a Blocked Account Agreement, in form and substance reasonably satisfactory to the Agent and duly executed by Bank of America, N.A., the Borrower, and the other parties thereto, pursuant to which the Agent and the Term Loan Agent shall have obtained Control of the Term Loan Proceeds Account.

(f)	The Agent shall have received, in form and substance reasonably satisfactory to the Agent, an opinion of counsel to the Loan Parties with respect to this Amendment and the other Loan Documents executed and delivered in connection herewith and the transactions contemplated hereby and thereby.

(g)	All reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment and related documents (including the reasonable fees and expenses of counsel to the Agent) shall have been paid (to the extent then invoiced).

(h)	Each of the representations and warranties made by or on behalf of the Loan Parties in this Amendment or in any of the other Loan Documents or in any other report, statement, document or paper provided by or on behalf of a Loan Party shall be true and correct in all material respects (except to the extent that any such representation and warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent that any such representation and warranty is already qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(i)	To the extent that immediately prior to the Second Amendment Effective Date, the Aggregate Outstandings (FILO) or the outstanding principal balance of the Revolving Credit Loans are greater than zero, the Borrower shall have remitted a portion of the proceeds of the Term Loans to the Agent such that after giving effect thereto, the Aggregate Outstandings (FILO) and the outstanding principal balance of the Revolving Credit Loans are zero.

(j)	Either (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by the Loan Parties and the validity against any such Loan Party of this Amendment and the other Loan Documents to which it is a party, or (2) all such consents, licenses and approvals have been obtained and are in full force and effect.

(k)	The Agent shall have received and be satisfied with (i) a detailed forecast prepared on a quarterly basis for the period commencing on the Second Amendment Effective Date and ending on or about January 31, 2015 which shall include a liquidity model, a Consolidated income statement, balance sheet, and statement of cash flow, by quarter, each prepared in conformity with GAAP (but for the absence of footnotes and year-end adjustments) and consistent with the Loan Parties’ then current practices, (ii) a detailed forecast prepared on an annual basis for the period ending January 31, 2015 and for the next three fiscal years immediately thereafter, which shall include a Consolidated income statement, balance sheet, and statement of cash flow, by year, each prepared in conformity with GAAP (but for the absence of footnotes and year-end adjustments) and consistent with the Loan Parties’ then current practices and (iii) such other information (financial or otherwise) reasonably requested by the Agent.

(l)	No Default or Event of Default shall have occurred and be continuing.

(m)	The Agent shall have received such additional documents, instruments, and agreements as the Agent may have reasonably requested prior to the date hereof in connection with the transactions contemplated hereby.

7.	Post-Second Amendment Effective Date Covenant. The Loan Parties covenant and agree that the Loan Parties shall use commercially reasonable efforts to deliver to the Agent, within sixty (60) days following the Second Amendment Effective Date (or such later date as the Agent may agree in its discretion) and in form and substance reasonably satisfactory to the Agent, evidence of (i) termination of that certain UCC-1 financing statement filed against the Borrower on October 12, 2009 in favor of Pom-College Station, LLC with filing number 20093276844 (the “Pom-College UCC-1”), or (ii) amendment of the Pom-College UCC-1 to narrow the scope of the collateral described therein.

8.	Representations and Warranties.

(a)	The execution and delivery by the Loan Parties of this Amendment and the other documents, instruments and agreements executed in connection herewith, the Loan Parties’ consummation of the transactions contemplated by such Loan Documents and each Loan Party’s performance under the Loan Documents to which it is a party (i) have been duly authorized by all necessary corporate action; (ii) do not, and will not, contravene in any material respect any provision of any (A) Requirement of Law, (B) Material Indebtedness, or (C) the organizational documents of such Loan Party, and (iii) will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of a Loan Party pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents and the Term Loan Documents.

(b)	This Amendment and the other documents, instruments and agreements executed in connection herewith have been duly executed and delivered by each Loan Party and are the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors generally and except as the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

9.	Miscellaneous.

(a)	This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and all documents, instruments and agreements which relate hereto, which have been or may be hereinafter furnished to any of the Credit Parties may be reproduced by such Credit Party by any photographic, microfilm, xerographic, digital imaging, or other process, and the Credit Parties may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

(b)	This Amendment and the other Loan Documents incorporate all discussions and negotiations among the Borrower, the Guarantors, the Agent, and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent to give notice to any Loan Party of such Loan Party’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

(c)	Any determination that any provision of this Amendment or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Amendment.

(d)	The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Amendment and are not relying on any representations or warranties of the Agent or the Lenders or their counsel in entering into this Amendment.

(e)	This Amendment and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The State of New York (without giving effect to the conflicts of laws principals thereof, but including Sections 5-1401 and 5-1402 of the New York General Obligations Law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed and their seals to be hereto affixed as of the date first above written.

AEROPOSTALE, INC., as “Borrower”

By:	/s/ Marc D. Miller
Name:	Marc D. Miller
Title:	Executive Vice President and Chief Financial Officer

AEROPOSTALE WEST, INC
JIMMY’Z SURF CO., LLC
AERO GC MANAGEMENT LLC
AEROPOSTALE PROCUREMENT COMPANY, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.
GOJANE LLC,
each as a “Guarantor”

By:	/s/ Marc D. Miller
Name:	Marc D. Miller
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Second Amendment to Third Amended and Restated Loan and Security Agreement
and Amendment to Certain Other Loan Documents

BANK OF AMERICA, N.A., as “Agent” and as a “Lender”

By:	/s/ Christine Hutchinson
Name:	Christine Hutchinson
Title:	Director

Signature Page to Second Amendment to Third Amended and Restated Loan and Security Agreement
and Amendment to Certain Other Loan Documents

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a “Lender”

By:	/s/ Ian Maccubin
Name:	Ian Maccubin
Title:	Assistant Vice President

Signature Page to Second Amendment to Third Amended and Restated Loan and Security Agreement
and Amendment to Certain Other Loan Documents